Exhibit 99.1

Rotech Healthcare Files Consensual Plan of Reorganization and Voluntary Petitions to Complete Financial Restructuring

Plan Has Overwhelming Creditor Support

Company Expects to Eliminate About Half Its Debt

All Rotech Trade Creditors and Vendors Agreeing to Reinstate Payment Terms to Be Paid in Full and Operations to Continue Without Interruption

Orlando, FL – April 8, 2013 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) announced today that the Company has filed voluntary petitions for reorganization under Chapter 11 of the U.S Bankruptcy Code as well as its plan of reorganization as the next step towards completing its debt reduction and restructuring announced on March 15, 2013. Once the plan, which is supported by Consenting Holders with a majority in outstanding principle amount of both Rotech’s 10.75% First Lien Secured Notes and 10.5% Senior Second Lien Secured Notes, is confirmed, Rotech expects it will have eliminated approximately half of its secured debt.

“Today’s actions will enable us to create a capital structure that will provide a foundation for sustained profitability and future growth,” said Steven P. Alsene, President and Chief Executive Officer. “This effort is being undertaken to fix our balance sheet and will not affect our operations. Given the support of our secured stakeholders, we expect the reorganization process to conclude quickly.”

All of Rotech’s debt was placed on the Company when it was spun off from its former parent company in 2002. As previously announced, the Consenting Holders support the debt reduction and restructuring plan. Certain of the Consenting Holders also constitute a majority of the holders of Rotech’s existing $23.5 million Term Loan. With widespread consensus among its key stakeholders, Rotech expects to receive plan confirmation and successfully complete the reorganization within 90 to 150 days.

New Financing Secured

Demonstrating its support for the Company’s future, the holder of Rotech’s existing $23.5 million Term Loan, Silver Point Finance LLC, has agreed to provide debtor-in-possession (DIP) financing of up to $30 million. The DIP financing will be used for ordinary working capital purposes and to ensure normal operations during what is expected to be a brief Chapter 11 process.

Business as Usual

Mr. Alsene said that neither Rotech’s employees nor its patients will notice any difference in operations as a result of the filing. “Our patients will continue to receive the highest levels of patient care and service throughout this process,” Mr. Alsene said.

During the Chapter 11 process, employees will continue to be paid as usual, subject to Bankruptcy Court approval.

The plan provides for full payment to trade creditors and vendors on the effective date for any pre-petition obligations, subject to Court approval and their entering into a Vendor Support Agreement to maintain or reinstate payment terms comparable to those that existed prior to the bankruptcy filing. As an added layer of protection, the Company has requested authority from the Court to pay pre-petition obligations in the ordinary course of business as those obligations come due for certain trade creditors and vendors who enter into a Vendor Support Agreement.

Subject to the terms and conditions of the plan of reorganization:

•	The holders of Rotech’s $23.5 million Term Loan and its $230 million of 10.75% First Lien Secured Notes will receive their pro rata share of an amended and restated term loan;

•	The 10.5% Second Lien Secured Notes will be converted into 100% of the common equity of the reorganized Company, thereby eliminating in excess of $300 million of secured debt;

•	Trade creditors and vendors who agree to maintain or reinstate payment terms that existed prior to the bankruptcy filing will be paid in full; and

•	All of the Company’s outstanding shares will receive a distribution of 10 cents per share (provided that the total amount paid on account of such interests does not exceed $2.62 million).

“This is excellent news for our patients, vendors and employees because it paves the way to a promising future for Rotech,” Mr. Alsene said. “We are extremely grateful for the support of our consenting lenders and noteholders and look forward to completing our financial restructuring this summer.”

Rotech has established a website at www.rotechsfuture.com for interested parties to view information about the debt reduction and restructuring. Vendors should call the toll-free Vendor Support Center at 877-456-1404 with questions. All other callers including patients, healthcare professionals, shareholders and employees can call a toll-free Information line at 855-816-5314.

The Company filed its voluntary petitions and plan of reorganization in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

Proskauer Rose, LLP serves as the Company’s legal advisor, Barclays as financial advisor and AlixPartners as restructuring advisor.

Wachtell Lipton Rosen & Katz serves as legal advisor to each of the Consenting Noteholders holding Second Lien Secured Notes.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 420 operating locations located primarily in non-urban markets.

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Forward-Looking Statement

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to that the Company will have sufficient cash on hand to pay its operating expenses; the Company’s ability to continue to comply with other covenants under its notes or credit facility; potential decreases in Medicare Part B reimbursement rates; legislative or regulatory changes to Medicare or related programs; health care reform, including recently enacted legislation; adjustments in reimbursement rates set by the Centers for Medicare & Medicaid Services; the effects of the competitive bidding process under Medicare; the accreditation of the Company’s operating locations and their compliance with government standards for coverage and payment; the ability of the Company to develop, secure approval of and consummate a prearranged plan of chapter 11 reorganization; the Company’s ability to improve its operating structure, financial results and profitability following emergence from chapter 11; the potential adverse effects of the chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to fund continued investments, capital needs and service its debt; the Company’s ability to maintain contracts that are critical to its operation; the Company’s ability to obtain and maintain normal terms with customers, suppliers and service providers; and the Company’s ability to retain key executives, managers and employees. Additional factors that may affect future results are contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media contacts:

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Anita-Marie Laurie

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